UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 28, 2008
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Maguire Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland (State or other jurisdiction of incorporation)	001-31717 (Commission File Number)	04-3692625 (IRS Employer Identification Number)

355 South Grand Avenue, Suite 3300 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

(Registrant’s telephone number, including area code)
213-626-3300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2008, Maguire Properties, Inc. (the “Company”) and JMB Capital Partners Master Fund L.P. and affiliated entities (“JMB Capital”) entered into a stockholder agreement.  Pursuant to the agreement, the Company’s Board of Directors has been temporarily increased to ten members and the following individuals have been elected by the Board of Directors to fill the new directorships:  Jonathan Brooks, Cyrus Hadidi and Paul Watson.  It is expected that another JMB Capital nominee will be elected shortly.  The agreement specifies that with respect to the Company’s 2008 Annual Meeting of Stockholders to be held on October 2, 2008: (i) the Nominating and Corporate Governance Committee of the Board will nominate and recommend current directors Christine Garvey, Nelson Rising and George Vandeman as well as Messrs. Brooks, Hadidi and Watson for election to the Board, along with the to-be-named JMB Capital nominee, for terms expiring at the Company's 2009 Annual Meeting of Stockholders; and (ii) current directors Lawrence S. Kaplan, Andrea L. Van de Kamp and Walter L. Weisman will not be nominated for re-election, and the Board will thereafter be reduced to seven members.

In addition, the JMB group has agreed to irrevocably withdraw any proposal or proposed nominees for consideration at the 2008 Annual Meeting and will not make any other proposals or nominations to the Company during the term specified in the agreement.  The agreement and JMB Capital’s obligations will terminate upon the occurrence of certain events as set forth in the stockholder agreement, including in the event a third party submits a proposal or any nominees for election to the Board for the Company's 2008 Annual Meeting.

This description is qualified in its entirety by reference to the full text of the stockholder agreement filed as Exhibit 99.1 to this report.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Pursuant to the stockholder agreement between the Company and JMB Capital described above, effective July 28, 2008, the Company’s Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, elected Jonathan Brooks, Cyrus Hadidi and Paul Watson to the Board.  There are no family relationships between any of Messrs. Brooks, Hadidi and Watson and any director or executive officer of the Company or any of its subsidiaries, nor has any of them or any member of their respective immediate family members engaged in any transactions with the Company of the sort described under Item 404(a) of Regulation S-K. The Company will enter into a standard indemnification agreement with each of Messrs. Brooks, Hadidi and Watson.

The Company believes that each of Messrs. Brooks, Hadidi and Watson qualifies as independent under New York Stock Exchange rules and the Company’s corporate governance guidelines. As such, the Company believes that each of Messrs. Brooks, Hadidi and Watson is eligible to serve on the Board committees comprised of independent directors.  As set forth in the stockholder agreement, the Board will promptly appoint Mr. Brooks to the Compensation Committee and Mr. Hadidi to the Audit Committee.

Also pursuant to the stockholder agreement, directors Lawrence S. Kaplan, Andrea L. Van de Kamp and Walter L. Weisman will not be nominated for re-election and their service as directors will end as of the Company’s 2008 Annual Meeting of Stockholders.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose.  Such information shall not be deemed incorporated by reference into any filing, regardless of any general incorporation language in such filing.

On July 29, 2008, we issued a press release announcing a stockholder agreement with JMB Capital, as described above.  A copy of the press release is furnished as Exhibit 99.2 to this report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired: None.

(b)           Pro forma financial information: None.

(c)           Shell company transactions: None.

(d)           Exhibits:

The following exhibits are either filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1*	Stockholder Agreement dated July 28, 2008
99.2**	Press release dated July 29, 2008 regarding a stockholder agreement with JMB Capital Partners Master Fund L.P.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGUIRE PROPERTIES, INC.
Registrant

/s/	NELSON C. RISING
Nelson C. Rising
President and Chief Executive Officer

Dated:                 July 29, 2008